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                                                                      Exhibit 12





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                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                                                           For the
                                                                                                         Eight Months
                                                                                                             Ended
                                                              For the Year Ended December 31,              August 31,
                                               -----------------------------------------------------     ------------
                                               1989         1990         1991        1992       1993         1994
                                               ----         ----         ----        ----       ----         ----
Fixed charges:
  Interest expense:
    Subordinated indebtedness                 $  259       $  203       $  170     $   150    $  144       $   102
    Bank loans and other
      borrowings*                              5,625        4,531        4,755       5,035     5,224         4,263
    Interest component of rentals
      of office and equipment                     68           62           70          74        76            30
  Other adjustments**                             25            8            2           2         7             1
                                              ------       ------       ------      ------    ------       -------
    TOTAL (A)                                 $5,977       $4,804       $4,997      $5,261    $5,451        $4,396
                                              ======       ======       ======      ======    ======        ======

Earnings:
  Pre-tax income (loss) from
    continuing operations                   $    107       $ (749)      $  150     $  (247) $     27        $  128
  Fixed charges                                5,977        4,804        4,997       5,261     5,451         4,396
  Other adjustments***                           (39)         (17)           7                    (6)           (1)
                                              ------       ------       ------      ------    ------       -------
    TOTAL (B)                                 $6,045       $4,038       $5,154      $5,014    $5,472        $4,523
                                              ======       ======       ======      ======    ======        ======
(B / A)                                         1.01         ****         1.03        ****      1.00          1.03

*      Includes amortization of long-term debt discount.

** Other adjustments include capitalized interest and debt issuance costs and amortization of capitalized interest.

*** Other adjustments include adding the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company and subtracting capitalized interest and debt issuance costs and undistributed net income of affiliates accounted for at equity.

**** Earnings were inadequate to cover fixed charges and would have had to increase approximately $766 million in 1990 and $247 million in 1992 in order to cover the deficiency.